Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Third Quarter Results Driven by Strong Inside Sales

Ankeny, IA, March 5, 2012—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.44 in basic earnings per share for the third quarter of fiscal 2012 ended January 31, 2012 compared to $0.34 for the same period a year ago. Year to date, basic earnings per share are $2.46 versus $1.64 for the same period last year. After adjusting for costs associated with the hostile takeover attempt by Alimentation Couche-Tard, Inc., basic earnings per share last year would have been $0.37 for the quarter and $1.87 year to date. “The solid third quarter results continue to demonstrate that Casey’s is executing well on our strategic plan,” said President and CEO Robert J Myers. “We are expanding our footprint in our current market as well as the development of new states.”

Gasoline—The Company’s annual goal is to increase same-store gasoline gallons sold by 1% with an average margin of 13.5 cents per gallon. For the third quarter, same-store gallons sold are down 2.4% with an average margin of 13.6 cents per gallon. “Same store gallons continue to be impacted by higher prices at the pump.” said Myers. “However, we are encouraged by the 3.4% increase in our same store customer count.” For the fiscal year, total gallons sold are up 5.4% to 1.1 billion with an average margin of 15.9 cents, while gross profit dollars rose 10.9%. Same-store gallons for the year are down 2.6%.

Grocery & Other Merchandise—Casey’s annual goal is to increase same-store sales 5.8% with an average margin of 32.8%. For the quarter, same-store sales rose 6.3% with an average margin of 31.8%; up 90 basis points from the same period last year. For the sixth consecutive quarter, the Company experienced a double digit sales increase in this category with total sales up 12.7% over the prior third quarter. “Favorable weather comparisons, as well as the increased contribution from our new store design and remodel program helped drive sales in higher-margin items throughout the quarter,” stated Myers. Gross profit dollars increased 16.1% for the quarter and 14.8% year to date. Same-store sales for the year are up 6% with an average margin of 32.3%. Total sales for the year are up 14.6% to slightly over $1 billion.

Prepared Food & Fountain—The goal for fiscal 2012 is to increase same-store sales 7.7% with an average margin of 61.8%. Same-store sales are up 12.6% for the quarter and 14% year to date. The average margin for the quarter was 61.2% down from the same period a year ago, primarily due to a rise in cheese cost. “We are pleased with our ability to increase gross profit in this category nearly 17% for the quarter compared to the same period last year,” said Myers. “We continue to benefit from our remodel program and the addition of kitchens to recent acquisitions. Also, based on the results of prior stores converted to 24 hours, we converted an additional 145 stores this quarter. The Company now has approximately 20% of the store base operating 24 hours-a-day. Year to date, total sales were up 19.9% to $371.4 million compared to the first nine months last year, with an average margin of 60.6%.

Operating Expenses—Year to date, operating expenses increased 12.1% to $512.5 million. For the quarter, operating expenses are up 11.7%. After adjusting for the expenses associated with the unsolicited offer by Couche-Tard in the prior year, expenses increased 13% in the quarter and 16.2% at the nine month mark. “The increase was primarily driven by a rise in expenses related to operating 68 more stores this quarter compared to last year, as well as other initiatives such as major remodels and expanded store hours,” stated Myers. “The rise in credit card fees, while slower relative to previous quarters, was up 14% or $2.2 million.”

Expansion—The annual goal is to increase the total number of stores 4-6%. At the nine month mark, the Company had acquired 33 stores and completed 18 new-store constructions, bringing the total store count to 1,686. “With the combination of acquisitions and new store constructions, we anticipate adding approximately 65 stores this fiscal year,” said Myers. “In addition to this activity, the Company also plans to replace 11 stores by the end of the fiscal year and begin construction on 25 major remodels.”

Dividend—At its March meeting, the Board of Directors declared a quarterly dividend of $0.15 per share. The dividend is payable May15, 2012 to shareholders of record on May 1, 2012.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2012	2011	2012	2011
Total revenue	$1,578,950	1,374,199	$5,235,300	4,085,745
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,350,200	1,171,668	4,476,850	3,421,866

Gross profit	228,750	202,531	758,450	663,879
Operating expenses	169,231	151,506	512,479	457,155
Depreciation and amortization	24,616	20,769	70,943	60,373
Interest, net	8,730	8,908	26,441	19,630
Loss on early retirement of debt	—	—	—	11,350

Earnings before income taxes	26,173	21,348	148,587	115,371
Federal and state income taxes	9,474	8,473	54,865	43,518

Net earnings	$16,699	12,875	$93,722	71,853

Earnings per common share
Basic	$.44	.34	$2.46	1.64

Diluted	$.43	.34	$2.44	1.63

Basic weighted average shares outstanding	38,071,742	37,938,394	38,050,676	43,727,582
Plus effect of stock compensation	383,394	305,056	342,826	272,828

Diluted weighted average shares outstanding	38,455,136	38,243,450	38,393,502	44,000,410

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2012	April 30, 2011
Assets
Current assets
Cash and cash equivalents	$46,338	$59,572
Receivables	17,471	20,154
Inventories	161,942	159,200
Prepaid expenses	1,846	1,180
Deferred income taxes	12,315	10,405
Income taxes receivable	19,803	43,376

Total current assets	259,715	293,887

Other assets, net of amortization	11,985	11,721
Goodwill	104,386	88,042
Property and equipment, net of accumulated depreciation of $838,547 at January 31, 2012, and $777,342 at April 30, 2011	1,347,536	1,217,305

Total assets	$1,723,622	$1,610,955

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$600
Current maturities of long-term debt	5,733	1,167
Accounts payable	185,184	215,675
Accrued expenses	90,586	77,058

Total current liabilities	281,503	294,500

Long-term debt, net of current maturities	673,113	678,680
Deferred income taxes	249,885	203,078
Deferred compensation	13,963	13,858
Other long-term liabilities	19,520	16,943

Total liabilities	1,237,984	1,207,059

Total shareholders’ equity	485,638	403,896

Total liabilities and shareholders’ equity	$1,723,622	$1,610,955

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Nine months ended 1/31/12	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$3,807,642	$1,034,187	$371,431	$22,040	$5,235,300
Gross profit	$177,189	$334,049	$225,215	$21,997	$758,450
Margin	4.7%	32.3%	60.6%	99.8%	14.5%

Gasoline gallons	1,116,684

Nine months ended 1/31/11

Sales	$2,855,413	$902,181	$309,754	$18,397	$4,085,745
Gross profit	$159,762	$291,065	$194,697	$18,355	$663,879
Margin	5.6%	32.3%	62.9%	99.8%	16.3%

Gasoline gallons	1,059,146

Gasoline Gallons

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	-2.7%	-2.9%	-2.4%
F2011	1.5	3.6	3.5	-1.9%	1.6%
F2010	3.2	-0.7	-2.9	0.2	-0.1

Grocery & Other Merchandise

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	6.2%	5.8%	6.3%
F2011	2.0	6.9	5.8	4.8%	4.6%
F2010	6.4	1.9	1.7	3.1	3.3

Prepared Food & Fountain

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	15.3%	14.2%	12.6%
F2011	2.4	7.2	10.5	11.8%	7.7%
F2010	6.6	3.4	1.4	5.3	4.2

Gasoline Margin

(Cents per gallon, excluding credit card fees)

									Fiscal
	Q1		Q2		Q3		Q4		Year
F2012	17.2	¢	16.7	¢	13.6	¢
F2011	16.4		14.9		13.9		15.6	¢	15.2	¢
F2010	15.7		14.3		12.4		13.1		13.9

Grocery & Other Merchandise

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	32.5%	32.5%	31.8%
F2011	32.8	32.9	30.9	32.1%	32.2%
F2010	34.3	34.1	32.7	33.1	33.6

Prepared Food & Fountain

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	61.2%	59.5%	61.2%
F2011	63.8	62.7	62.1	60.2%	62.2%
F2010	63.8	64.6	62.8	64.1	63.8

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 6, 2012. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.